Exhibit 99.1

Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2307	www.lydall.com

NewsRelease

LYDALL NAMES NEW CHIEF FINANCIAL OFFICER

MANCHESTER, CT – February 21, 2018 -- Lydall, Inc. (NYSE: LDL) today announced that Randall B. Gonzales, 46, has been appointed Executive Vice President and Chief Financial Officer of Lydall, Inc., effective upon the commencement of his employment with Lydall, which will be on or before March 12, 2018.

Mr. Gonzales will be joining Lydall from his position as Senior Vice President, Chief Financial Officer and Treasurer of Progress Rail Services Corporation (“Progress Rail”), a diversified global supplier of railroad and transit system products and services and a wholly-owned subsidiary of Caterpillar, Inc. (NYSE: CAT). Prior to joining Progress Rail, Mr. Gonzales held financial and operational leadership roles of increasing responsibilities within Nissan Motor Co., Ltd., a Fortune Global 50 automotive manufacturer. In his last role at Nissan, Mr. Gonzales served as the North American Controller responsible for vehicle cost reduction activities. Prior to that role, he was the Chief Financial Officer for Nissan’s Global Sales & Marketing functions based in Yokohama, Japan.

Commenting on Mr. Gonzales’ appointment, Dale G. Barnhart, President and Chief Executive Officer of the Company, said “We are delighted to have Randy join Lydall’s executive leadership team. He brings significant financial, operational and strategy experience in highly complex, global manufacturing businesses, including those in the automotive industry. He is an outstanding leader who provides the right balance of financial discipline and operational rigor.”

Mr. Gonzales holds a Master of Business Administration from Wright State University and a Bachelor of Science from the United States Air Force Academy. Mr. Gonzales is both a Certified Public Accountant and a Chartered Global Management Accountant.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. ® is a registered trademark of Lydall, Inc. in the U.S. and other countries.

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For further information: Brendan Moynihan Vice President, FP&A and Investor Relations Telephone 860-646-0233 Facsimile 860-646-4917 info@lydall.com www.lydall.com